GREKA ENERGY CORPORATION
                                                                    Exhibit 11.1
Computation of Earnings (Loss) Per Common Share
For the Three and Six Months Ended June 30, 1999 and 1998
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                                                        Six Months                     Three months
                                                      Ended June 30,                  Ended June 30,
                                                   1999          1998         1999                   1998
                                               -----------    ----------    ----------            -----------
Basic Earnings
   Net income (loss) before minority interest
     in earnings (loss) of consolidated
     subsidiary .............................      101,380      (723,188)    1,234,961               (364,884)

   Minority interest in earnings (loss) of
     consolidated subsidiary ................      (20,617)            0       (19,579)                     0
   Preferred Stock dividends ................     (116,000)            0      (107,000)                     0
                                               -----------    ----------    ----------            -----------
   Net income (loss) available to Commo .....        5,997      (723,188)    1,147,540              1,570,981
                                               ===========    ==========    ==========            ===========
Basic Shares
   Weighted average number of Common           -----------    ----------    ----------            -----------
     Shares outstanding .....................    3,626,639     1,570,981     4,221,018              1,570,981
                                               ===========    ==========    ==========            ===========

Basic Earnings per Common Share                -----------    ----------    ----------            -----------
   Net income (loss) available to Commo .....   $     0.00    $    (0.46)   $     0.27            $     (0.23)
                                               ===========    ==========    ==========            ===========
Diluted Earnings
   Net income (loss) before minority interest
     in earnings (loss) of consolidated
     subsidiary .............................      101,380      (723,188)    1,234,961               (364,884)

   Minority interest in earnings (loss) of
     consolidated subsidiary ................      (20,617)            0       (19,579)                     0

   Preferred stock dividends ................     (116,000)            0      (107,000)                     0

   Plus interest expense attributable
     to Debentures, net of related income
     taxes ..................................            -             -             -                      0
                                               -----------    ----------    ----------            -----------
   Net income (loss) available to Commo .....        5,997      (723,188)    1,147,540               (364,884)
                                               ===========    ==========    ==========            ===========
Diluted Shares
   Weighted average number of Common
     Shares outstanding .....................    3,626,639     1,570,981     4,221,018              1,570,981
   Effect of dilutive securities:
     Of shares underlying options
     Of shares underlying convertible
        Debentures                             -----------    ----------    ----------            -----------
   Diluted Shares ...........................    3,626,639     1,570,981     4,221,018              1,570,981
                                               ===========    ==========    ==========            ===========

Diluted Earnings per Common Share              -----------    ----------    ----------            -----------
   Net income (loss) ........................  $             ($     0.46)   $                     $
                                               ===========    ==========    ==========            ===========
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